EXHIBIT 99

CONTACT:	Scott Anthony – Investor Relations (770) 989-3105
Laura Asman – Media Relations (770) 989-3023
Helene Krupp – Shareowner Relations (770) 989-3620

FOR IMMEDIATE RELEASE

COCA-COLA ENTERPRISES INC. PROVIDES

FIRST QUARTER 2001 VOLUME AND EARNINGS UPDATE

ATLANTA, March 29, 2001 - Coca-Cola Enterprises today announced it expects total volume growth of approximately 1 1/2 percent for first quarter 2001. North American volume is expected to be flat versus prior year with volume growth in Europe of approximately 6 percent. As a result of soft North American volume and a competitive pricing environment that limited the Company’s ability to fully reach planned pricing levels, first-quarter 2001 earnings per share are now expected to range from a loss of 19 cents to 21 cents.

"The first quarter proved especially challenging as North American volume growth in the second half of the quarter was offset by a decline in January," said John R. Alm, president and chief operating officer. "While we anticipated the majority of our 2001 volume and profit growth would be weighted to the second and third quarters, market conditions in North America during the first quarter limited our progress in growing supermarket channel profitability. We remain committed to our long-term strategy of improving returns in the take-home channels of our business, but the pace of this improvement in 2001 may be constrained by continued price-based competitive initiatives.

"We believe upcoming marketing activity and new product introductions will enable us to accelerate North American volume growth for the remainder of the year," said Mr. Alm. "However, our ability to deliver our full-year profit objectives will not be clear until we enter our peak selling months, but it is unlikely that we will be able to offset the lower financial results of the first quarter." The Company will release first quarter 2001 earnings on April 19th, followed by an analyst and investor conference call.

Coca-Cola Enterprises Inc. (NYS E: CCE) is the world's largest marketer, distributor, and producer of bottle and can liquid nonalcoholic refreshment.  Coca-Cola Enterprises sells approximately 74 percent of The Coca-Cola Company's bottle and can volume in North America and is the sole licensed bottler for products of The Coca-Cola Company in Belgium, continental France, Great Britain, Luxembourg, Monaco, and the Netherlands.

Forward-Looking Statements

Included in this news release are several forward-looking management comments and other statements that reflect management’s current outlook for future periods. As always, these expectations are based on the currently available competitive, financial, and economic data along with the Company’s operating plans and are subject to future events and uncertainties. The forward-looking statements in this news release should be read in conjunction with the detailed cautionary statements found on page 48 of the Company’s 2000 Annual Report.

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